Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

DATED AS OF NOVEMBER 15, 2010

TO

INDENTURE

DATED AS OF JANUARY 20, 2000

BETWEEN

UNIVERSAL HEALTH SERVICES, INC

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., AS TRUSTEE

The SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 15, 2010, is entered into by and between UNIVERSAL HEALTH SERVICES, INC a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association (as successor in interest to J.P. Morgan Trust Company, National Association), as trustee (herein called the “Trustee”) for the Holders of Company’s 6.75% Senior Notes due 2011 and the Company’s 7.125% Senior Notes due 2016 (the “Securities”) issued under the Indenture (as defined below).  Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in such Indenture, unless otherwise specified.

W I T N E S S E T H

WHEREAS, the Company entered into that certain Indenture dated January 20, 2000, as supplemented by the Supplemental Indenture dated June 20, 2006 (the “Indenture”); and

WHEREAS, the Company is entering into a senior secured loan agreement dated as of November 15, 2010 with JPMorgan Chase Bank, as administrative agent (“Administrative Agent”) and the several financial institutions from time to time party thereto (collectively, the “Secured Lenders” and individually, a “ Secured Lender”), pursuant to which, among other things, the Lenders will make or extend certain loans and other financial accommodations to the Company on the terms and conditions set forth therein (the “Secured Loan Obligations”); and

WHEREAS, under Section 3.7 of the Indenture, the Company is only permitted to grant liens on certain of its properties and the properties of its subsidiaries if the applicable security interest also secures the Securities on an equal and ratable basis; and

WHEREAS, the Company wishes to provide collateral for the Secured Loan Obligations; and

WHEREAS, pursuant to (x) a collateral agreement in the form attached hereto as Exhibit A (the “Collateral Agreement”) and (y) mortgages and deeds of trust on certain or all of the properties identified on Exhibit B (the Collateral Agreement and such mortgages and deeds of trust being collectively referred to herein as the “Security Documents”), the Company and certain of its subsidiaries (collectively the “Grantors”) will therefore grant to JPMorgan Chase Bank, as collateral agent (the “Collateral Agent”) on behalf of the Secured Lenders and the Holders, certain liens on and a security interests (collectively, “Liens”) in certain assets of the Grantors (the “Loan Collateral”) as security for the Secured Loan Obligations and the obligations of the Company under the Securities and the Indenture, and

WHEREAS, Section 8.1(a) of the Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Indenture without the consent of the Holders for, among other things, the purpose of securing the Securities, and

WHEREAS, the parties hereto desire to enter into this Supplemental Indenture in accordance with Section 8.1(a) of the Indenture; and

WHEREAS, the Company has been and is duly authorized to enter into, execute and deliver, and hereby authorizes and directs the Trustee on behalf of the Holders to execute and deliver, this Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the premises and covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee agree as follows:

SECTION 1.  Acknowledgement of Lien; Release.  The Trustee hereby acknowledges the granting of the Liens on the Loan Collateral to the Collateral Agent, for the benefit of the Trustee and the Holders pursuant to the Security Documents, to secure the payment of principal and interest and all other amounts due and owing pursuant to the terms of the Securities on an equal and ratable basis with the Secured Loan Obligations and, in connection herewith, the Trustee hereby acknowledges on behalf of the Holders the execution and delivery of the Security Documents pursuant to which such Liens on the Loan Collateral referred to herein shall be granted to the Collateral Agent, for the benefit of the Trustee and the Holders and the Secured Loan Lenders.

Upon payment in full of the Secured Loan Obligations or otherwise upon the any agreement by the Secured Lenders to release the Liens and security interests on the Loan Collateral, the Trustee hereby agrees that the Collateral Agent may, and agrees to take any action required to cause the Collateral Agent to, release all the Liens and security interests on the Loan Collateral granted to the Collateral Agent, for the benefit of the Trustee and the Holders pursuant to the Security Documents to the same extent and on the same terms and conditions as the Collateral Agent, acting on behalf of the Administrative Agent and the Senior Lenders, shall release  such Liens and security interests.

SECTION 2.  Consent.  The Company hereby consents to the granting of the Liens on the Loan Collateral for the benefit of the Trustee and the Holders to secure the payment of principal and interest and all other amounts due and owing pursuant to the terms of the Securities on an equal and ratable basis as described in Section 1 above and in the Security Documents until the release of the Liens on the Loan Collateral upon the repayment of the Secured Loan Obligations or otherwise in accordance with the provisions described in Section 1 above.

SECTION 3.  Ratification.  Except as expressly supplemented by this Supplemental Indenture, the Indenture and the Securities are in all respects ratified and confirmed and all of the rights, remedies, terms, conditions, covenants and agreements of the Indenture and the Securities shall remain in full force and effect.

SECTION 4.  Governance. This Supplemental Indenture is executed and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture.  This Supplemental Indenture shall be governed by and construed in accordance with the laws of the jurisdiction that governs the Indenture and its construction.

SECTION 5.  Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes, but such counterparts shall together be deemed to constitute but one and the same instrument.

SECTION 6.  Notices.  Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Supplemental Indenture may refer to the Indenture without making specific reference to this Supplemental Indenture, but nevertheless all such references shall include this Supplemental Indenture unless the context otherwise requires.

SECTION 7.  Effectiveness.  This Supplemental Indenture shall be deemed to have become effective upon the date first written above.

SECTION 8.  Conflict.  In the event of a conflict between the terms of this Supplemental Indenture and the Indenture, this Supplemental Indenture shall control.

SECTION 9.  Sufficiency.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recital contained herein, all of which recitals are made solely by the Company

[Remainder of Page Intentionally Blank, Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the day and year first set forth above.

UNIVERSAL HEALTH SERVICES, INC.

By:	/s/ Steve Filton
Name: Steve Filton
Title: Senior Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Sharon McGrath
Name: Sharon McGrath
Title: Vice President

[SUPPLEMENTAL INDENTURE SIGNATURE PAGE]

Exhibit A

COLLATERAL AGREEMENT

made by

UNIVERSAL HEALTH SERVICES, INC.

and certain of its Subsidiaries

in favor of

JPMorgan Chase Bank, N.A.,
as Collateral Agent

Dated as of November 15, 2010

TABLE OF CONTENTS

Page

SECTION 1.	DEFINED TERMS	2
1.1	Definitions	2
1.2	Other Definitional Provisions	6

SECTION 2.	GRANT OF SECURITY INTEREST	6

SECTION 3.	REPRESENTATIONS AND WARRANTIES	7
3.1	Title; No Other Liens	7
3.2	Perfected First Priority Liens	8
3.3	Jurisdiction of Organization; Chief Executive Office	8
3.4	Inventory and Equipment	8
3.5	Farm Products	8
3.6	Investment Property	8
3.7	Intellectual Property	9
3.8	Commercial Tort Claims	9

SECTION 4.	COVENANTS	9
4.1	Delivery of Instruments, Certificated Securities and Chattel Paper	9
4.2	Maintenance of Insurance	9
4.3	Maintenance of Perfected Security Interest; Further Documentation	10
4.4	Changes in Name, etc.	10
4.5	Investment Property	10
4.6	Intellectual Property	11
4.7	Commercial Tort Claims	12

SECTION 5.	REMEDIAL PROVISIONS	12
5.1	Certain Matters Relating to Receivables	12
5.2	Communications with Obligors; Grantors Remain Liable	13
5.3	Pledged Stock	14
5.4	Proceeds to be Turned Over To Collateral Agent	14
5.5	Application of Proceeds	15
5.6	Code and Other Remedies	16
5.7	Registration Rights	16
5.8	Subordination	17
5.9	Deficiency	17

SECTION 6.	THE COLLATERAL AGENT	17
6.1	Collateral Agent’s Appointment as Attorney-in-Fact, etc.	17
6.2	Duty of Collateral Agent	19
6.3	Execution of Financing Statements	19
6.4	Authority of Collateral Agent	19
6.5	Appointment and Authorization	19
6.6	Collateral Agent and Affiliates	20
6.7	Action by Collateral Agent	20
6.8	Credit Decision	21

i

SECTION 7.	MISCELLANEOUS	21
7.1	Amendments in Writing	21
7.2	Notices	21
7.3	No Waiver by Course of Conduct; Cumulative Remedies	22
7.4	Successors and Assigns	22
7.5	Counterparts	22
7.6	Severability	22
7.7	Section Headings	22
7.8	Integration	22
7.9	GOVERNING LAW	22
7.10	Submission To Jurisdiction; Waivers	23
7.11	Acknowledgements	23
7.12	Additional Grantors	23
7.13	Releases	23
7.14	WAIVER OF JURY TRIAL	24

SCHEDULES

Schedule 1             Notice Addresses
Schedule 2             Investment Property
Schedule 3             Perfection Matters
Schedule 4             Jurisdictions of Organization and Chief Executive Offices
Schedule 5             Inventory and Equipment Locations
Schedule 6             Intellectual Property

ii

COLLATERAL AGREEMENT

          COLLATERAL AGREEMENT, dated as of November 15, 2010, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of JPMorgan Chase Bank, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below), in connection with (a) the Credit Agreement, dated as of November 15, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Universal Health Services, Inc. (the “Borrower”), the banks and other financial institutions or entities (the “Lenders”) from time to time parties thereto, the Administrative Agent and the other agents named therein and (b) the Borrower’s 6.75% Senior Notes due 2011 (the “6.75% Senior Notes”) issued pursuant to the Indenture dated as of January 20, 2000, as supplemented by the Supplemental Indenture dated as of June 20, 2006 (as further amended, supplemented or otherwise modified from time to time, the “2006 Indenture”), among the Borrower, certain other parties and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to Bank One Trust Company, N.A.), as trustee (in such capacity, the “Trustee”), and the Borrower’s 7.125% Senior Notes due 2016 (together with the 6.75% Senior Notes, the “Senior Notes”) issued pursuant to the 2006 Indenture.

W I T N E S S E T H:

          WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

          WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

          WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

          WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement and has derived substantial direct and indirect benefit from the issuance of the Senior Notes; and

          WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement and a requirement of the 2006 Indenture that the Grantors shall have executed and delivered this Agreement to the Collateral Agent for the ratable benefit of the Secured Parties;

          NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement, to induce the Lenders to make their respective extensions of credit to the Borrower thereunder and to induce the holders of the Senior Notes to continue to hold the Senior Notes, each Grantor hereby agrees with the Collateral Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1.     DEFINED TERMS

           1.1           Definitions.  (a)    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC:  Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Farm Products, General Intangibles, Instruments, Inventory, Letter-of-Credit Rights and Supporting Obligations.

   (b)          The following terms shall have the following meanings:

          “Agreement”:  this Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

          “Borrower Credit Agreement Obligations”:  the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent (including in its capacity as Collateral Agent) or any Lender (or, in the case of any Specified Swap Agreement or Specified Cash Management Agreement, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Specified Swap Agreement, any Specified Cash Management Agreements or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent (including in its capacity as Collateral Agent) or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

          “Borrower Note Obligations”:  the due and punctual payment by the Borrower of the principal, any make-whole amount or other premium and interest on (including interest accruing after the maturity of the Senior Notes and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Senior Notes and all other obligations and liabilities of the Borrower to the Note Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Senior Notes, the 2006 Indenture or any other document made, delivered or given in connection therewith, whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise.

          “Collateral”:  as defined in Section 2.

          “Collateral Account”:  any collateral account established by the Collateral Agent as provided in Section 5.1 or 5.4.

          “Collections”:  (a) with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable, and all funds deemed to have been received by the applicable Grantor or any other Person with respect thereto, and (b) with respect to any Participation Interest, all cash collections and other cash proceeds of the Receivable underlying such Participation Interest, including, without limitation, all cash proceeds of Related Security with respect to such Participation Interest, and all funds deemed to have been received by the Grantor or any other Person with respect thereto.

        “Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings between the applicable Grantor and a Person pursuant to or under which such Person shall be obligated to pay for goods or services provided by such Grantor from time to time.

        “Copyrights”:  (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

         “Copyright Licenses”:  any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 6), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

          “Credit Agreement Secured Parties”:  the collective reference to the Administrative Agent (including in its capacity as Collateral Agent), the Lenders and any Affiliate of any Lender to which Borrower Credit Agreement Obligations or Guarantor Obligations, as applicable, are owed.

          “Default”:  the reference to any “Default” as such term is defined in the Credit Agreement or (solely in the case of Section 6.7) any “Default” as such term is defined in the 2006 Indenture.

          “Event of Default”:  the reference to any “Event of Default” as such term is defined in the Credit Agreement or (solely in the case of Section 6.7) any “Event of Default” as such term is defined in the 2006 Indenture.

          “Foreign Subsidiary”:  any Subsidiary organized under the laws of any jurisdiction outside the United States of America.

          “Foreign Subsidiary Voting Stock”:  the voting Capital Stock of any Foreign Subsidiary.

          “Gift Shop Assets”:  all cash and other amount paid or owed to any Grantor for purchases from its gift shops or cafeterias and all goods held for sale in any such gift shop or cafeteria.

       Guarantor Obligations”:  with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement, the Subsidiary Guarantee Agreement or any other Loan Document, any Specified Swap Agreement or any Specified Cash Management Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent (including in its capacity as Collateral Agent) or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement, the Subsidiary Guarantee Agreement or any other Loan Document).

          “Guarantors”: the collective reference to each Grantor other than the Borrower.

          “HUD Lessee”:  each of Canyon Ridge Hospital, Inc., Holly Hill Hospital, LLC, HHC Delaware, Inc., Riveredge Hospital, Inc. and Texas West Oaks Hospital, L.P.

          “Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

          “Intercompany Note”:  any promissory note evidencing loans made by any Grantor to the Borrower or any of its Subsidiaries.

          “Investment Property”:  the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

          “Issuers”:  the collective reference to each issuer of any Investment Property.

          “New York UCC”:  the Uniform Commercial Code as from time to time in effect in the State of New York.

          “Note Secured Parties”:  the collective reference to the registered holders, from time to time, of Senior Notes and the Trustee.

          “Obligations”:  (i) in the case of the Borrower, the Borrower Credit Agreement Obligations and the Borrower Note Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations and the Borrower Note Obligations.

          “Participation Interest”:  with respect to any Receivable, a beneficial interest in the applicable Grantor’s right, title and interest, whether now owned or hereafter arising and wherever located, in, to and under (i) such Receivable, (ii) all Related Security and Collections with respect to such Receivable and (iii) all proceeds of such Receivable, Related Security, and Collections.

          “Patents”:  (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 6, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.

          “Patent License”:  all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6.

          “Pledged Notes”:  all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

          “Pledged Stock”:  the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall more than 65% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder.

          “Proceeds”:  all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

          “Receivable”:  all indebtedness and other obligations owed to a Grantor (including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible) arising in connection with the sale of goods or rendering of services by such Grantor (including any Account) including, without limitation, the obligation to pay any finance charges or similar amounts with respect thereto.

          “Records” means, with respect to any Receivable, all Contracts, and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related obligor.

          “Related Security” means with respect to any Receivable:

          (i)           all of the Grantor’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which by the Grantor gave rise to such Receivable, and all insurance contracts with respect thereto,

          (ii)           all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to a contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

          (iii)           all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to a contact related to such Receivable or otherwise,

          (iv)           all service contracts and other contracts and agreements associated with such Receivable,

          (v)            all Records related to such Receivable,

          (vi)           all of the Grantor’s right, title and interest (if any) in any deposit or other account into which such Receivables are paid or deposited, and

          (vii)          all proceeds of any of the foregoing.

          “Secured Parties”:  the collective reference to the Credit Agreement Secured Parties and the Note Secured Parties.

       “Securities Act”:  the Securities Act of 1933, as amended.

       “Trademarks”:  (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all renewals thereof.

       “Trademark License”:  any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6.

           1.2           Other Definitional Provisions.  (a)  The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

   (b)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

   (c)           Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2.      GRANT OF SECURITY INTEREST

          Each Grantor hereby assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a)	all Accounts;

(b)	all Chattel Paper;

(c)	all Documents;

(d)	all Equipment;

(e)	all Fixtures;

(f)	all General Intangibles;

(g)	all Instruments;

(h)	all Intellectual Property;

(i)	all Inventory;

(j)	all Investment Property;

(k)	all Letter-of-Credit Rights;

    (l)          all other property not otherwise described above as to which a security interest can be perfected by filing a Uniform Commercial Code financing statement (except for any property specifically excluded from any defined term used in any clause of this section above);

    (m)        all books and records pertaining to the Collateral; and

    (n)         to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 2, this Agreement shall not constitute a grant of a security interest in (i) any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property (other than Investment Property or Pledged Stock issued by a Subsidiary of the Borrower or a Specified Receivables Subsidiary) or, in the case of any Investment Property or Pledged Stock issued by a Person that is not a Subsidiary of the Borrower or a Specified Receivables Subsidiary, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law; (ii) Letter-of Credit Rights that do not constitute Supporting Obligations; (iii) any Deposit Accounts (iv) Intellectual Property to the extent perfection of a security interest therein requires any filing to be made outside of the United States; (v) Receivables sold, or with respect to which Participation Interests are sold, and all Related Security and Collections with respect to such Receivables pursuant to any Receivables Financing to the extent that the aggregate outstanding amount of the purchase price or loan from the applicable lenders or investors under all Receivables Financings at any time does not exceed $500,000,000; (vi) Gift Shop Assets of any Grantor which is a party to a Receivables Financing that includes the Gift Shop Assets.

SECTION 3.      REPRESENTATIONS AND WARRANTIES

                           To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent, the Collateral Agent and each Lender that:

           3.1           Title; No Other Liens.  Except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral pursuant to the terms of the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others.  No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement.  For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor.  For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property.  Each of the Collateral Agent and the other Secured Parties understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Collateral Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

           3.2           Perfected First Priority Liens.  The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Collateral Agent in completed and duly executed form) will constitute valid perfected security interests in all of the Collateral in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, to the extent such perfection may be effected by the filing of UCC-1 financing statements, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted pursuant to the terms of the Credit Agreement.

           3.3           Jurisdiction of Organization; Chief Executive Office.  On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4.

           3.4           Inventory and Equipment.  On the date hereof, the Inventory and the Equipment (other than mobile goods) are kept at the locations listed on Schedule 5.

           3.5           Farm Products.  None of the Collateral constitutes, or is the Proceeds of, Farm Products.

           3.6           Investment Property.  (a)  The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, if less, 65% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.

   (b)           All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

   (c)           Each of the Pledged Notes (if any) constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

   (d)           Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement.

           3.7           Intellectual Property  (a)  Schedule 6 lists all Intellectual Property applications and registrations owned by such Grantor in its own name on the date hereof and any other Intellectual Property material to the operations of any Grantor (“Material IP”).

   (b)           On the date hereof, (x) all Material IP is valid, subsisting, unexpired and enforceable and has not been abandoned and (y) each Grantor’s business does not infringe the Intellectual Property rights of any other Person except as could not reasonably be expected to have a Material Adverse Effect.

   (c)           Except as set forth in Schedule 6, on the date hereof, none of the Material IP is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

   (d)           No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property owned by Grantor in any respect that could reasonably be expected to have a Material Adverse Effect.

   (e)           No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any Material IP owned by Grantor or such Grantor’s ownership interest therein, or (ii) with respect to any Intellectual Property which, if adversely determined, would have a Material Adverse Effect.

           3.8           Commercial Tort Claims

   (a)           On the date hereof, except to the extent listed in Section 3.1 above, no Grantor has rights in any Commercial Tort Claim with potential value in excess of $5,000,000.

   (b)           Upon the filing of a financing statement covering any Commercial Tort Claim referred to in Section 4.7 hereof against such Grantor in the jurisdiction specified in Schedule 3 hereto, the security interest granted in such Commercial Tort Claim will constitute a valid perfected security interest in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase such Collateral from Grantor, which security interest shall be prior to all other Liens on such Collateral except for unrecorded liens permitted pursuant to the terms of the Credit Agreement.

SECTION 4.      COVENANTS

          Each Grantor covenants and agrees with the Collateral Agent, the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Bank Obligations shall have been paid in full, no Letter of Credit shall be outstanding and the Commitments shall have terminated:

           4.1           Delivery of Instruments, Certificated Securities and Chattel Paper.  If any amount in excess of $5,000,000 and payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be immediately delivered to the Collateral Agent, duly indorsed in a manner satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement.

           4.2           Maintenance of Insurance.  Such Grantor will maintain, or cause to be maintained, insurance coverage as required by Section 6.5 of the Credit Agreement.

   (b)           All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as insured party or loss payee (provided that so long as the insurers shall not have received written notice from the Collateral Agent that an Event of Default has occurred and is continuing, all such proceeds, subject to Section 2.11(b) of the Credit Agreement, shall be payable to the Borrower) and (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause.

           4.3           Maintenance of Perfected Security Interest; Further Documentation.  (a)  Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.2 and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

   (b)           At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Letter-of-Credit Rights and any other relevant Collateral, taking any actions necessary to enable the Collateral Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

           4.4           Changes in Name, etc.  Such Grantor will not, except upon 15 days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of all documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein, (i) change its jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence from that referred to in Section 3.3 or (ii) change its name.

           4.5           Investment Property.  (a)  If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Agent and the Lenders, hold the same in trust for the Collateral Agent and the Lenders and deliver the same forthwith to the Collateral Agent in the exact form received, duly indorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations.  If an Event of Default shall have occurred and be continuing, any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations.  If an Event of Default shall have occurred and be continuing, if any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Collateral Agent and the Lenders, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

   (b)           Without the prior written consent of the Collateral Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Capital Stock of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Capital Stock of any nature of any Issuer (unless in compliance with this Section 4.5), (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof.

   (c)           In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 4.5(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 5.3(c) and 5.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.3(c) or 5.7 with respect to the Investment Property issued by it.

           4.6           Intellectual Property.  (a)  Such Grantor (either itself or through licensees) will (i) continue to use each Trademark material to the operations of the Loan Parties, taken as a whole, on each and every trademark class of goods applicable to its current operations in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Collateral Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

   (b)           Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any Patent material to the operations of the Loan Parties, taken as a whole, may become forfeited, abandoned or dedicated to the public.

   (c)           Such Grantor (either itself or through licensees will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any Copyright material to the operations of the Loan Parties, taken as a whole, may become invalidated or otherwise impaired.  Such Grantor will not (either itself or through licensees) do any act whereby any such Copyright may fall into the public domain.

   (d)           Such Grantor (either itself or through licensees) will not do any act that knowingly uses any Intellectual Property material to the operations of the Loan Parties, taken as a whole, to infringe the Intellectual Property rights of any other Person.

   (e)           Such Grantor will notify the Collateral Agent and the Lenders promptly if it knows that any application or registration relating to any Intellectual Property material to the operations of the Loan Parties, taken as a whole, may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any such Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

   (f)           Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall acquire, become the exclusive licensee of or file an application for the registration of any Material IP with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Collateral Agent concurrently with the delivery of financial statements pursuant to Section 6.1 of the Credit Agreement for the fiscal quarter in which such filing occurs.  Upon request of the Collateral Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Collateral Agent may request to evidence the Collateral Agent’s and the other Secured Parties’ security interest in any of the foregoing.

   (g)           Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of Intellectual Property material to the operations of the Loan Parties, taken as a whole, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

   (h)           In the event that any Intellectual Property material to the operations of the Loan Parties taken as a whole is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Collateral Agent after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

           4.7           Commercial Tort Claims.  If such Grantor shall obtain an interest in any Commercial Tort Claim with a potential value in excess of $5,000,000, such Grantor shall within 30 days of obtaining such interest sign and deliver documentation acceptable to the Collateral Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim.

SECTION 5.      REMEDIAL PROVISIONS

           5.1           Certain Matters Relating to Receivables.  (a)  If an Event of Default shall occur and be continuing, the Collateral Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may require in connection with such test verifications.

   (b)           The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, subject to the Collateral Agent’s direction and control, and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default.  If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Lenders only as provided in Section 5.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor.  Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

   (c)           At the Collateral Agent’s reasonable request following the occurrence and during the continuation of an Event of Default, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

   (d)           It is understood that the provisions of this Section 5.1 apply only to Receivables that constitute Collateral.

           5.2           Communications with Obligors; Grantors Remain Liable.  (a)  The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Receivables.

   (b)           Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables (other than Government Receivables) that the Receivables have been assigned to the Collateral Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

   (c)           Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto.  Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Collateral Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

   (d)           It is understood that the provisions of this Section 5.2 apply only to Receivables that constitute Collateral.

           5.3           Pledged Stock.  (a)  Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 5.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which would result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

   (b)           If an Event of Default shall occur and be continuing and the Collateral Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in such order as the Collateral Agent may determine, and (ii) any or all of the Investment Property shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

   (c)           Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Collateral Agent.

           5.4           Proceeds to be Turned Over To Collateral Agent.  In addition to the rights of the Collateral Agent and the Lenders specified in Section 5.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required).  All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control.  All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.5.

           5.5           Application of Proceeds.  If an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, in payment of the Obligations in the following order:

           First, to pay unpaid fees and expenses of the Collateral Agent under the Loan Documents;

           Second, to pay unpaid fees and expenses of the Administrative Agent and the Trustee, applied pro rata between the Administrative Agent and the Trustee according to the amounts of such fees and expenses then due and owing and remaining unpaid to the Administrative Agent and the Trustee;

           Third, to the Collateral Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;

           Fourth, any balance remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

          If at any time any moneys collected or received by the Collateral Agent pursuant to this Agreement are distributable pursuant to this Section 5.5 to the Trustee or the other Note Secured Parties, and if the Trustee shall notify the Collateral Agent in writing that no provision is made under the relevant Indenture for the application of such moneys and that the Indenture does not effectively provide for the receipt and the holding by the Trustee of such moneys pending the application thereof, then the Collateral Agent, after receipt of such notification, shall at the direction of the Trustee, invest such amounts in Cash Equivalents maturing within 90 days after they are acquired by the Collateral Agent or, in the absence of such direction, hold such moneys uninvested and shall hold all such amounts so distributable and all such investments and the net proceeds thereof in trust solely for the Trustee (in its capacity as trustee) and for no other purpose until such time as the Trustee shall request in writing the delivery thereof by the Collateral Agent for application pursuant to such Indenture.  The Collateral Agent shall not be responsible for any diminution in funds resulting from any such investment or any liquidation thereof prior to maturity.

          In making the determination and allocations required by this Section 5.5, the Collateral Agent may conclusively rely upon information supplied by the Trustee as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the relevant Borrower Note Obligations and information supplied by the Administrative Agent as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Borrower Credit Agreement Obligations and Guarantor Obligations, and the Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on such information, provided, that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any Secured Party in any information so supplied.

          If, despite the provisions of this Agreement, any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Obligations to which it is then entitled in accordance with this Agreement, such Secured Party shall hold such payment or recovery in trust for the benefit of all Secured Parties for distribution in accordance with this Section 5.5.

          Each of the Secured Parties hereby agrees not to challenge or question in any proceeding the validity or enforceability of this Agreement (in each case as a whole or any term or provision contained herein) or the validity of any Lien or financing statement in favor of the Collateral Agent for the benefit of all the Secured Parties as provided in this Agreement, or the equal and ratable sharing of any such Lien.

           5.6           Code and Other Remedies.  If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may, and upon the request of the Required Lenders shall, exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law.  Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, to the extent permitted by applicable law, forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk (it being understood that ownership of the Pledged Stock issued by the HUD Owners and the HUD Lessees may only be transferred with the approval of the U.S. Department of Housing and Urban Development).  The Collateral Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released.  Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.  The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in accordance with Section 5.5, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor.  To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent or any Secured Party arising out of the exercise by them of any rights hereunder.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

           5.7           Registration Rights.  (a)  If the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 5.6, and if in the opinion of the Collateral Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Collateral Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use commercially reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto.  Each Grantor agrees to use commercially reasonable efforts to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Collateral Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

   (b)           Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

   (c)           Each Grantor agrees to use commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 5.7 valid and binding and in compliance with any and all other applicable Requirements of Law.  Each Grantor further agrees that a breach of any of the covenants contained in this Section 5.7 will cause irreparable injury to the Collateral Agent and the Lenders, that the Collateral Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

           5.8           Subordination.

          Each Grantor hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the Administrative Agent, all Indebtedness owing by it to any Subsidiary of the Borrower shall be fully subordinated to the indefeasible payment in full in cash of such Grantor’s Obligations.

           5.9           Deficiency.  Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Borrower Credit Agreement Obligations or Guarantor Obligations, as applicable, and the fees and disbursements of any attorneys employed by the Collateral Agent or any other Credit Agreement Secured Party to collect such deficiency.

SECTION 6.       THE COLLATERAL AGENT

           6.1           Collateral Agent’s Appointment as Attorney-in-Fact, etc.  (a)  Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)           in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable constituting Collateral or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable constituting Collateral or with respect to any other Collateral whenever payable;

(ii)           in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Collateral Agent’s and the other Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)           pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)           execute, in connection with any sale provided for in Section 5.6 or 5.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)           (1)  direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;  (2)  ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;  (3)  sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral;  (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 6.1(a)  to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing.

   (b)           If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

   (c)           The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

   (d)           Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

           6.2           Duty of Collateral Agent.  The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account.  Neither the Collateral Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The powers conferred on the Collateral Agent and the Lenders hereunder are solely to protect the Collateral Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Lender to exercise any such powers.  The Collateral Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

           6.3           Execution of Financing Statements.  Pursuant to any applicable law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent determines appropriate to perfect the security interests of the Collateral Agent under this Agreement.  Each Grantor authorizes the Collateral Agent to use the collateral description “all personal property” (subject to appropriate exclusions) in any such financing statements.  Each Grantor hereby ratifies and authorizes the filing by the Collateral Agent of any financing statement with respect to the Collateral made prior to the date hereof.

           6.4           Authority of Collateral Agent.  Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by this Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

           6.5           Appointment and Authorization.

          By accepting the benefits hereof, each of the Secured Parties hereby irrevocably appoints the Collateral Agent as its agent and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto, and the Collateral Agent hereby accepts such appointment.

           6.6           Collateral Agent and Affiliates.

          The bank serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Secured Party as any other Secured Party and may exercise the same as though it were not the Collateral Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower, the Guarantors or any Subsidiary or other Affiliate of the Borrower or the Guarantors as if it were not the Collateral Agent hereunder.

           6.7           Action by Collateral Agent.  The Collateral Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Collateral Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as provided in Section 7.1), and (c) except as expressly set forth herein, the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Collateral Agent or any of its Affiliates in any capacity.  The Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as provided in Section 7.1) or otherwise.  The Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Collateral Agent by another Secured Party, and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered under or in connection with this Agreement or any other Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

   (b)            The obligations of the Collateral Agent to the Note Secured Parties hereunder shall be limited solely to (i) holding the Collateral for the ratable benefit of the Note Secured Parties for so long as (A) any Borrower Note Obligations remain outstanding and (B) such Borrower Note Obligations are secured by such Collateral, (ii) subject to the terms of this Agreement, enforcing the rights of the Note Secured Parties in their capacities as Secured Parties in respect of Collateral and (iii) distributing any proceeds received by the Collateral Agent from the sale, collection or realization of the Collateral to the Note Secured Parties in respect of the Borrower Note Obligations in accordance with the terms of this Agreement.  No Note Secured Party shall be entitled to exercise (or direct the Collateral Agent to exercise) any rights or remedies hereunder with respect to the Borrower Note Obligations or the Collateral, including, without limitation, the right to enforce actions pursuant to this Agreement, request any action, institute proceedings, give any instructions or notices, make any election, make collections, sell or otherwise foreclose on any portion of the Collateral or receive any payment (except for its right to receive payments in the manner expressly provided in Section 5.5).  This Agreement shall not create any liability of the Collateral Agent or the Credit Agreement Secured Parties to the Note Secured Parties by reason of actions with respect to the creation, perfection or continuation of the security interests on the Collateral, actions with respect to the occurrence of a Default or an Event of Default, actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the Collateral, actions with respect to the collection of any claim for all or any part of the Borrower Note Obligations from any debtor, guarantor or any other party or the valuation, use or protection of the Collateral.  By acceptance of the benefits under this Agreement, the Note Secured Parties will be deemed to have acknowledged and agreed that the provisions of the preceding sentence are intended to induce the Credit Agreement Secured Parties to permit such Persons to be Secured Parties under this Agreement and are being relied upon by the Credit Agreement Secured Parties as consideration therefor.

   (c)           The Collateral Agent shall not be required to ascertain or inquire as to the performance by the Borrower of the Borrower Note Obligations.

           6.8           Credit Decision.

          By accepting the benefits hereof, each Secured Party acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision regarding the making or continuation of extensions of credit to the Borrower.  By accepting the benefits hereof, each Secured Party also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Secured Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, the 2006 Indenture, any related agreement or any document furnished hereunder or thereunder.

SECTION 7.      MISCELLANEOUS

           7.1           Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

           7.2           Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Collateral Agent, and as set forth on Schedule 1 in the case of the Grantors, or to such other address as may be hereafter notified by the respective parties hereto:

Collateral Agent:	JPMorgan Chase Bank, N.A.
383 Madison Avenue, 24th Floor
New York, NY 10179
Attention: Dawn Lee Lum, Executive Director
Telecopy: (212) 270-3279
Telephone: (212) 270-2472

With a copy to:

JPMorgan Chase Bank, N.A.
1111 Fannin Street, 10th Floor
Houston, TX 77002-6925
Attention: Maria Saez
Telecopy: (713) 374-4312
Telephone: (713) 750-2535

provided that any notice, request or demand to or upon the Collateral Agent shall not be effective until received.

           7.3           No Waiver by Course of Conduct; Cumulative Remedies.  Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such other Secured Party would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

           7.4           Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

           7.5           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

           7.6           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

           7.7           Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

           7.8           Integration.  This Agreement and the other Loan Documents represent the agreement of the Grantors, the Collateral Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

           7.9           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

           7.10         Submission To Jurisdiction; Waivers.  Each Grantor hereby irrevocably and unconditionally:

   (a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

   (b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

   (c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 7.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

   (d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

   (e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

           7.11          Acknowledgements.  Each Grantor hereby acknowledges that:

   (a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

   (b)           neither the Collateral Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

   (c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

           7.12         Additional Grantors.  Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.10 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

           7.13         Releases.  (a)  At such time as the Loans, the Reimbursement Obligations and the other Borrower Credit Agreement Obligations (other than Obligations in respect of Specified Swap Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors.  At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

   (b)           If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral.  At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Collateral Agent, at least two Business Days prior to the date of the proposed release, a written request for release identifying the relevant Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

   (c)           If any Grantor shall enter into a Receivables Financing pursuant to which all or any of such Grantor’s Receivables, participation interests in such Receivables or Gift Shop Assets are to be sold or pledged as collateral, then the Receivables, Related Security and Gift Shop Assets of such Grantor that are the subject of such Receivables Financing shall immediately and without further act be released from the Liens created hereby to the extent that the aggregate outstanding amount of the purchase price or loan from the applicable lenders or investors under all Receivables Financings at any time does not exceed $500,000,000.  Such Grantor is authorized to file appropriate UCC-3 financing statement amendments in form reasonably satisfactory to the Collateral Agent reflecting any such release.  At the request and sole expense of the Borrower in connection with any such release, the Collateral Agent shall execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such release, including the delivery of a confirmation of such release to any applicable financing party or trustee.  The Borrower notifies the Collateral Agent that, as of the date hereof, the Grantors identified on Annex 2 hereto are parties to the Existing Receivables Facility pursuant to which the Receivables, Related Security, Collections and Gift Shop Assets of such Grantors are not included in the Collateral pursuant to clauses (v) and (vi) of the final paragraph of Section 2.  The Collateral Agent acknowledges that the Receivables and Gift Shop Assets of such Grantors that are disposed of or subject to a Lien in connection with the Existing Receivables Financing are not subject to the Liens of this Agreement.

           7.14         WAIVER OF JURY TRIAL.  EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, each of the undersigned has caused this Collateral Agreement to be duly executed and delivered as of the date first above written.

UNIVERSAL HEALTH SERVICES, INC.

By:	/s/
Title:

[NAME OF GRANTOR]

By:	/s/
Title:

Schedule 1

NOTICE ADDRESSES OF GRANTORS

Schedule 2

DESCRIPTION OF INVESTMENT PROPERTY

Pledged Stock:

Issuer	Class of Stock	Stock Certificate No.	No. of Shares

Pledged Notes:

Issuer	Payee	Principal Amount

Schedule 3

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

[List each office where a financing statement is to be filed]*

Copyright and Trademark Filings

[List all filings]

Actions with respect to Pledged Stock**

Other Actions

[Describe other actions to be taken]

_______________________

*
Note that perfection of security interests in patents and trademarks requires filings under the UCC in the jurisdictions where filings would be made for general intangibles, as well as filings in the U.S Copyright Office and the U.S. Patent & Trademark Office.

**	If the interest of a Grantor in Pledged Stock appears on the books of a financial intermediary, a control agreement as described in Section 8-106 of the New York UCC will be required.

Schedule 4

LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

Grantor	Jurisdiction of Organization	Location of Chief Executive Office

Schedule 5

LOCATIONS OF INVENTORY AND EQUIPMENT

Grantor	Locations

Schedule 6

COPYRIGHTS AND COPYRIGHT LICENSES

PATENTS AND PATENT LICENSES

TRADEMARKS AND TRADEMARK LICENSES

ACKNOWLEDGEMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Collateral Agreement dated as of November 15, 2010 (the “Agreement”), made by the Grantors parties thereto for the benefit of JPMorgan Chase Bank, N.A., as Collateral Agent.  The undersigned agrees for the benefit of the Collateral Agent and the Lenders as follows:

1.           The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2.           The undersigned will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 4.5(a) of the Agreement.

3.           The terms of Sections 5.3(c) and 5.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.3(c) or 5.7 of the Agreement.

[Signature Pages Follow]

Annex 1 to
Collateral Agreement

ASSUMPTION AGREEMENT, dated as of ________________, 200_, made by ______________________________ (the “Additional Grantor”), in favor of JPMorgan Chase Bank, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below.  All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, Universal Health Services, Inc. (the “Borrower”), the Lenders and the Collateral Agent have entered into a Credit Agreement, dated as of November 15, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Collateral Agreement, dated as of November 15, 2010 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”) in favor of the Collateral Agent for the ratable benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1.  Collateral Agreement.  By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 7.12 of the Collateral Agreement, hereby becomes a party to the Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder.  The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Collateral Agreement.  The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 3 of the Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2.  Governing Law.  THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:	/s/
Name
Title

2

Annex 1-A to
Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Supplement to Schedule 5

Supplement to Schedule 6

Annex 2 to
Collateral Agreement

Legal Entity	State of Formation
Aiken Regional Medical Centers, Inc.	South Carolina
Auburn Regional Medical Center, Inc.	Washington
District Hospital Partners, L.P.	District of Columbia
Fort Duncan Medical Center, L.P.	Delaware
Lancaster Hospital Corporation	California
Laredo Regional Medical Center, L.P.	Delaware
Manatee Memorial Hospital, L.P.	Delaware
McAllen Hospitals, L.P.	Delaware
Northwest Texas Healthcare System, Inc.	Texas
Sparks Family Hospital, Inc.	Nevada
Summerlin Hospital Medical Center LLC	Delaware
UHS of Oklahoma, Inc.	Oklahoma
UHS of Texoma, Inc.	Delaware
UHS-Corona, Inc.	Delaware
Universal Health Services of Rancho Springs, Inc.	California
Valley Health System LLC	Delaware
Wellington Regional Medical Center, Incorporated	Florida

Exhibit B

List of Mortgaged Properties

	Facility	Location	Holder of Interest
1.	Palmdale	Palmdale, CA	UHS of Delaware, Inc.
2.	Temecula	Murietta, CA	UHS of Delaware, Inc.
3.	Texoma Medical Center	Denison, TX	UHS of Texoma, Inc.
4.	Southwest Healthcare System [Leased]	Wildomar, CA	Universal Health Services of Rancho Springs, Inc.
5.	Manatee Memorial Hospital	Brandenton, FL	Manatee Memorial Hospital, L.P.
6.	Wellington Regional Medical Center [Leased]	Wellington, FL	Wellington Regional Medical Center, Incorporated
7.	Northwest Texas Healthcare System	Amarillo, TX	Northwest Texas Healthcare System, Inc.
8.	Auburn Regional Medical Center	Auburn, WA	Auburn Regional Medical Center, Inc.
9.	Lakewood Ranch	Brandenton, FL	Manatee Memorial Hospital, L.P.
10.	Aiken Regional Medical Center	Aiken, SC	Aiken Regional Medical Centers, Inc.
11.	Corona Regional Medical Center	Corona, CA	UHS-Corona, Inc.
12.	Fort Duncan Regional Medical Center	Eagle Pass, TX	Fort Duncan Medical Center, L.P.
13.	Edinburg Regional Medical Center	Edinburg, TX	McAllen Hospitals, L.P.
14.	Central Florida Behavioral Hospital	Orlando, FL	La Amistad Residential Treatment Center, LLC
15.	McAllen Medical Center [Leased]	McAllen, TX	McAllen Hospitals, L.P.
16.	Hartgrove Hospital	Chicago, IL	UHS of Hartgrove, Inc.
17.	St. Mary’s Hospital	Enid, OK	UHS of Oklahoma, Inc.
18.	Springwoods Behavioral Health	Fayetteville, AR	UHS of Springwoods, L.L.C.
19.	Northstar Hospital – DeBarr Campus	Anchorage, AK	Frontline Hospital, LLC
20.	Corporate Headquarters	King of Prussia, PA	UHS of Delaware, Inc.
21.	The Horsham Clinic	Ambler, PA	UHS of Pennsylvania, Inc.
22.	Highlands Behavioral Health System	Littleton, CO	UHS of Denver, Inc.
23.	McAllen Heart Hospital	McAllen, TX	McAllen Hospitals, L.P.
24.	Foundations Behavioral Health System	Doylestown, PA	UHS of Doylestown, LLC
25.	Lakeside Behavioral Health System	Memphis, TN	UHS of Lakeside, LLC
26.	Rivendell Behavioral Health Services of Kentucky	Bowling Green, KY	UHS of Bowling Green, LLC
27.	Old Vineyard Behavioral Health Services	Winston-Salem, NC	Keystone WSNC, L.L.C.

28.	Northstar DeBarr Residential Treatment Center	Anchorage, AK	Frontline Residential Treatment Center, LLC
29.	Newport News Behavioral Health Center	Newport News, VA	Keystone Newport News, LLC
30.	Northern Nevada Medical Center	Sparks, NV	Sparks Family Hospital, Inc.
31.	Provo Canyon School	Orem, UT	UHS of Provo Canyon, Inc.
32.	Centennial Peaks Hospital	Louisville, CO	UHS of Centennial Peaks, LLC
33.	Spring Mountain Treatment Center	Las Vegas, NV	UHS of Spring Mountain, Inc.
34.	Wyoming Behavioral Institute	Casper, WY	UHS of Wyoming, Inc.
35.	Roxbury Treatment Center	Shippensburg, PA	UHS of Pennsylvania, Inc.
36.	Lincoln Trail Hospital	Radcliff, KY	United HealthCare of Hardin, Inc.
37.	La Amistad Residential Treatment Center	Maitland, FL	La Amistad Residential Treatment Center, LLC
38.	Merridell Achievement Center	Liberty Hill, TX	Merridell Achievement Center, Inc.
39.	Havenwyck Hospital	Auburn Hills, MI	Havenwyck Hospital, Inc.
40.	The Pines Residential Treatment Center	Portsmouth, VA	The Pines Residential Treatment Center, Inc.
41.	Rolling Hills Hospital	Franklin, TN	Rolling Hills Hospital, LLC
42.	Heritage Oaks Hospital	Sacramento, CA	BHC Heritage Oaks Hospital, Inc.
43.	Summit Oaks Hospital	Summit, NJ	Summit Oaks Hospital, Inc.
44.	Sierra Vista Hospital	Sacramento, CA	BHC Sierra Vista Hospital, Inc.
45.	Alliance Health Center	Meridian, MS	Alliance Health Center, Inc.
46.	Copper Hills Youth Center	West Jordan, UT	Kids Behavioral Health of Utah, Inc.
47.	Streamwood Hospital	Chicago, IL	BHC Streamwood Hospital, Inc.
48.	Laurel Ridge Treatment Center	San Antonio, TX	Texas Laurel Ridge Hospital, L.P.
49.	Poplar Springs Hospital	Petersburg, VA	HHC Poplar Springs, Inc.
50.	Lincoln Prairie Behavioral Health Center	Springfield, IL	Springfield Hospital, Inc.
51.	Prairie St John’s	Fargo, ND	PSJ Acquisition, LLC
52.	Fremont Hospital	Fremont, CA	BHC Fremont Hospital, Inc.
53.	Shadow Mountain Behavioral Health System	Tulsa, OK	Shadow Mountain Behavioral Health System, LLC
54.	University Behavioral Center	Orlando, FL	University Behavioral, LLC
55.	Sandy Pines Hospital	Tequesta, FL	SP Behavioral, LLC
56.	Three Rivers Behavioral Health	West Columbia, SC	Three Rivers Behavioral Health, LLC
57.	Brynn Marr Behavioral Health Care System	Jacksonville, NC	Brynn Marr Hospital, Inc.
58.	Pinnacle Pointe Hospital	Little Rock, AR	BHC Pinnacle Pointe Hospital, Inc.
59.	Brentwood Behavioral Health of Mississippi	Flowood, MS	Brentwood Acquisition, Inc.
60.	Windmoor Healthcare	Clearwater, FL	Windmoor Healthcare, Inc.

61.	Brentwood Hospital	Shreveport, LA	Brentwood Acquisition-Shreveport, Inc.
62.	Kingwood Pines Hospital	Kingwood, TX	SHC-KPH, L.P.
63.	Willow Springs Center	Reno, NV	Willow Springs, LLC
64.	First Hospital Panamericano	Cidra, Puerto Rico	First Hospital Panamericano, Inc.
65.	National Deaf Academy	Mount Dora, FL	Samson Properties, LLC
66.	The Brook - Dupont	Louisville, KY	TBD Acquisition, LLC
67.	St Simons By-The-Sea	St Simons, GA	HHC St. Simons, Inc.
68.	Wekiva Springs Center	Jacksonville, FL	Wekiva Springs, LLC
69.	Texas NeuroRehab Center	Austin, TX	Neuro Institute of Austin, L.P.
70.	Intermountain Hospital	Boise, ID	BHC Intermountain Hospital, Inc.
71.	Alhambra Hospital	Rosemead, CA	BHC Alhambra Hospital, Inc.
72.	Brooke Glen Behavioral Hospital	Fort Washington, PA	BHC Northwest Psychiatric Hospital, LLC
73.	[Cedar Springs Behavioral Health System]	Colorado Springs, CO	Cedar Springs Hospital, Inc.
74.	San Marcos Treatment Center	San Marcos, TX	Texas San Marcos Treatment Center, L.P.
75.	The Brook - KMI	Louisville, KY	KMI Acquisition, LLC
76.	Manatee Palms Youth Services	Bradenton, FL	Premier Behavioral Solutions of Florida, Inc.
77.	Virginia Beach Psychiatric Center	Virginia Beach, VA	First Hospital Corporation of Virginia Beach
78.	Valle Vista Health System	Greenwood, IN	Valle Vista, LLC
79.	Cumberland Hospital	New Kent, VA	Cumberland Hospital, LLC
80.	River Park Hospital	Huntington, WV	HHC River Park, Inc.